UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2021

GUARDION HEALTH SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38861	47-4428421
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15150 Avenue of Science, Suite 200

San Diego, CA 92128

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 605-9055

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	GHSI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into a Material Definitive Agreement.

On May 18, 2021, Guardion Health Sciences, Inc. (the “Company”) entered into an Equity Purchase Agreement (the “Purchase Agreement”) by and among the Company, Adare Pharmaceuticals, Inc., a Nevada corporation (the “Seller”), and Activ Nutritional, LLC, a Delaware limited liability company (“Activ Nutritional”), pursuant to which the Company agreed to purchase all of the issued and outstanding equity securities of Activ Nutritional from the Seller (the “Acquisition”).

Activ Nutritional owns the Viactiv® line of supplement chews for bone health, immune health and other applications. Currently marketed through many of the nation’s largest retailers, including, among others, Walmart (retail and online), Target and Amazon, the Viactiv product lines are expected to become Guardion’s most prominent product lines, as well as to provide access to significant opportunities in the short-term for growth and expansion.

The total purchase price payable by the Company for the Acquisition is $26 million in cash, subject to certain adjustments as provided in the Purchase Agreement based on transaction expenses, cash and cash equivalents, indebtedness and net working capital of Activ Nutritional at the closing of the Acquisition (the “Closing”). The Company expects the transaction to close by June 30, 2021. The Closing is subject to the satisfaction or waiver of certain customary conditions. The Purchase Agreement contains customary representations and warranties regarding the Company and the Seller, and customary covenants of the Company and the Seller. The representations and warranties in the Purchase Agreement terminate at, and do not survive, the Closing.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 10.1 hereto and is hereby incorporated into this report by reference. The Purchase Agreement has been included to provide shareholders and investors with information regarding its terms. It is not intended to provide any other factual information about the Company, the Seller or Activ Nutritional. In particular, the assertions embodied in the representations and warranties contained in the Purchase Agreement are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the Purchase Agreement, including information contained in a confidential disclosure schedule provided by the Seller and Activ Nutritional to the Company in connection with the signing of the Purchase Agreement. The confidential disclosure schedule contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Purchase Agreement. Moreover, certain representations and warranties in the Purchase Agreement were used for the purpose of allocating risk between the Company and the Seller rather than establishing matters as facts. Accordingly, shareholders and investors should not rely on the representations and warranties in the Purchase Agreement as characterizations of the actual state of facts about the Company, the Seller, or Activ Nutritional.

Item 8.01. Other Events.

On May 18, 2021, the Company issued a press release announcing the execution of the Equity Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Equity Purchase Agreement, dated May 18, 2021, by and among the Company, Adare Pharmaceuticals, Inc., and Activ Nutritional, LLC
99.1	Press release, dated May 18, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUARDION HEALTH SCIENCES, INC.
Date: May 21, 2021
	By:	/s/ Bret Scholtes
	Name:	Bret Scholtes
	Title:	Chief Executive Officer

-3-